Center Bancorp, Inc. Announces Appointment of Vincent Tozzi as CFO

UNION, NJ -- (GLOBE NEWSWIRE) -- 03/29/11 -- Center Bancorp, Inc. (Nasdaq:CNBC) (the "Company"), the parent company of Union Center National Bank (the "Bank"), announced that at its board meeting dated March 28, 2011 the Board appointed Vincent Tozzi to the positions of Vice President, Treasurer and Chief Financial Officer of the Company effective immediately.

Mr. Tozzi joined the Bank in December, 2010 as a consultant to the Finance Division and was hired as Senior Vice President & CFO of the Bank in February 2011.  He previously served as Senior Vice President and Chief Financial Officer of The Bank of Princeton.  Mr. Tozzi holds an MBA in Accounting and Taxation from Rutgers University and a B.A. from St. John’s University.

About Center Bancorp

Center Bancorp, Inc. is a bank holding company which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Banking Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides financial services including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration.

The Bank currently operates 13 banking locations in Union and Morris Counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank's primary market area is comprised of Union and Morris Counties, New Jersey, Center Bancorp has expanded to northern and central New Jersey. At December 31, 2010, Center Bancorp had consolidated total assets of $1.2 billion, total deposit funding sources, which includes overnight repurchase agreements, of $889.2 million and stockholders' equity of $121.0 million.

For further information regarding Center Bancorp, Inc., visit our web site at http://www.centerbancorp.com or call (800) 862-3683.

For information regarding Union Center National Bank, visit our web site at http://www.ucnb.com.

CONTACT: Center Bancorp, Inc.
         Investor Inquiries:
         Anthony C. Weagley, President & Chief Executive Officer
         (908) 206-2886
         Investor Relations
         Joseph Gangemi
         (908) 206-2863